Exhibit 99.1

Cipherloc Appoints Nick Hnatiw as CTO

AUSTIN, TX – November 24, 2020 – Cipherloc Corporation (OTCQB:CLOK) (“CipherLoc”), a developer of advanced encryption technology, announced the appointment of Nick Hnatiw as Chief Technology Officer, bringing additional leadership experience in the information security, department of defense and commercial communities to Cipherloc.

“As we continue our drive to commercial activity, Nick brings additional experience to both our government and commercial initiatives,” said David Chasteen, CEO of Cipherloc. “Cipherloc has taken significant steps in 2020 to move our vision forward, including a refocused, lean operating structure and significant progress on our partnership efforts. We are excited to welcome Nick to the team as to work to bring these efforts to full fruition ahead.”

“I am excited to join the Cipherloc team as we transition to full commercial operations,” said Nick Hnatiw, CTO of Cipherloc. “Cipherloc’s unique encryption capabilities are well documented and now in the hands of a growing number of key partners and distributors able to deploy our technologies into mission critical applications. I look forward to helping advance our technology and roll out our first commercial deployments ahead.”

Hnatiw has more than 15 years of experience creating software technologies from network security to artificial intelligence. Nick has led the design and development of a security risk assessment SaaS platform, run a security monitoring service with a custom-built next generation automation and SIEM system. Prior to this, Nick served as the technical director for network operations supporting US Cyber Command, US Intelligence Agencies, and other Department of Defense research organizations. Hnatiw earned a BS in computer engineering and computer science at the University of Massachusetts, Amherst.

Additionally, Dr. Milton Mattox, Chief Operating Officer, announced his departure from Cipherloc.

“We wish to thank Milton for his dedication to bringing Cipherloc through this transition and wish him well in his next role” said Chasteen. “He has been an important part of our development, testing and partnership programs, all of which have been enhanced through his contributions to our success.”

About Cipherloc Corporation (OTCQB: CLOK)

Cipherloc Corporation provides advanced technology and expertise to secure your data Cipherloc Corporation provides advanced technology and expertise to secure your data and safeguard your privacy with the speed you need today and the agility you’ll need tomorrow. Our patented Polymorphic Encryption technology provides a layer of security that is stronger, adaptable, and scalable across a variety of applications and systems. Learn more at www.cipherloc.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set forth in the Company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

Investor Contact:

Matt Kreps

Darrow Associates Investor Relations

214-597-8200

mkreps@darrowir.com